UNITED STATES

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Cambridge Heart, Inc.

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Dear Cambridge Heart Shareholder,

This past year has been a very exciting and pivotal year for Cambridge Heart. All of our activities have been focused on implementing the steps we believe are required to increase shareholder value. With this foremost in our minds, everyone at Cambridge Heart concentrated on all aspects of our business strategy, particularly increasing the visibility of our HearTwave II system with physicians, expanding Medicare and private payor coverage, and, of course, leveraging our unique technology into a major business development opportunity with St. Jude Medical, Inc.

This singular focus on building the business led to a significant increase in revenue, with total revenue growing from $4,198,900 in 2005 to $7,437,600 in 2006, and our core Alternans revenue increasing over 100% to $6,246,000 from $3,091,000 in 2005.

As you know, we have not had the easiest time securing reimbursement for our MTWA test. The CMS national coverage decision in March 2006 changed the tide. We subsequently ended the year with the decision by the American College of Cardiologists/American Heart Association and the European Society of Cardiology to issue Class IIA guidelines with level of evidence A on the HearTwave II. This decision was critical for Cambridge Heart as it provides the first endorsement of the technology by these important professional societies.

At the same time, the Company obtained additional private payor coverage from WellPoint/Anthem BC/BS, Aetna, Cigna, Humana, and several others. Today, our MTWA test is reimbursed for over 50% of lives covered by private payors. We will continue to discuss the benefits of the HearTwave II system and MTWA testing with the remaining private payors, and we fully expect to achieve additional coverage during 2007.

2007 has begun extremely well for Cambridge Heart and you, our shareholder. In the first quarter of 2007, our management team signed an exclusive North American sales and marketing agreement with St. Jude Medical for the HearTwave II system. St. Jude Medical’s sales force is now responsible for selling the HearTwave II system exclusively to cardiologists and electrophysiologists in the U.S. We believe patients will benefit most from this agreement, as St. Jude Medical’s reputation with the cardiologist and electrophysiologist will give MTWA the share of voice it needs to become incorporated into clinical practice on a broad scale.

We believe the agreement with St. Jude Medical gave Cambridge Heart and the HearTwave II the strongest validation possible. Physicians are now beginning to understand the importance of our HearTwave II system plays in identifying patients who are at the highest risk for Sudden Cardiac Death.

Our executive team is focused on building the infrastructure necessary to support the growth we believe will result from the St. Jude Medical relationship. This will require us to increase the number of employees we have, particularly in manufacturing and Clinical Application Specialists. Everyone at Cambridge Heart is excited about the rapid growth we expect to see, and we have received positive feedback from our employees supporting our commitment to retain the entrepreneurial spirit that surrounds our Company’s daily activities.

In addition to our current initiatives, we are committed to exploring additional opportunities to further expand the presence of our life saving technology and thereby maximizing shareholder value.

These are exciting times at Cambridge Heart as the Company moves forward. I, along with the entire Company, would like to thank you, and all of our shareholders, for supporting Cambridge Heart.

Sincerely,

Robert Khederian

Chairman of the Board of Directors and

Interim President and CEO

Bedford, MA

May 4, 2007

Cambridge Heart, Inc. • 1 Oak Park Drive, Bedford, MA 01730

Phone: 781-271-1200 • Fax: 781-275-8431

www.cambridgeheart.com